YINFU GOLD CORPORATION
713 Prudential Tower, The Gateway,
Harbour City, 21 Canton Road,
Tsimshatsui, Kowloon, Hong Kong

Demand Notice

Parker Randall CF (H.K.) CPA Limited,
Chartered Accountants.

July 9, 2012

With reference to Item 304 (a) (3) of Regulation S-K and to our previous request for the SEC required letter stating whether you agree or disagree with the statements made on the Form 8-K filed June 15, 2012 which disclosed your resignation as the Company's auditor we are again demanding that you fulfill this obligation immediately.

The Statements made in the above noted Form 8-K are as follows:

Item 4.01 Changes in Registrant's Certifying Accountant

1. On May 25, 2012 , the then Board of Directors of Yinfu Gold Corporation, (the "Company") accepted the resignation of the Company's Auditor. Parker Randall CF (H.K.) CPA Limited, Chartered Accountants.

a. The Company engaged Parker Randall on August 9, 2010. During the period from August 9, 2010 to May 25, 2012 there were no disagreements with Parker Randall on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Parker Randall CPA's satisfaction, would have caused the auditor to make reference to the subject matter of the disagreement in connection with her report.

b. The new Board under Tsap Wai Ping has accepted the resignation of Parker Randall CF (H.K.) CPA Limited, Chartered Accountants.

c. During the period from August 9, 2010 to May 25, 2012, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

d. During the period from August 9, 2010 to May 25, 2012, Parker Randall CPA did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist.

e. During the period from August 9, 2010 to May 25, 2012, Parker Randall CPA did not advise the Company that any information had come to their attention which had led them to no longer be able to rely on management's representation, or that had made Parker Randall CPA unwilling to be associated with the financial statements prepared by management

f. During the period from August 9, 2010 to May 25, 2012 Parker Randall did not advise the Company that the scope of any audit needed to be expanded significantly or that more investigation was necessary.

g. During the period from August 9, 2010 to May 25, 2012 Parker Randall did not advise the Company that there was any information which the accountant concluded would materially

impact the fairness and reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements.

h. The Company has requested that Parker Randall furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.

i. The Company received a letter from Parker Randall CPA law firm, Cham & Co. in response to our June 15, 2012, 8K filing. (Exhibit as attached)

Please note, that we have spoken directly to the SEC about this matter and about your failure to provide the requested letter and we have been advised by the SEC to demand from you, the required letter once again. Please note further, that your attorney's letter dated June 18, 2012 confirms that you were fully aware of our previous request. We intend to file that letter with the SEC shortly.

Tsap Wai Ping,
President, CEO Director
Yinfu Gold Corporation